CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in Post-Effective Amendment Number 52 to the Registration Statement (Form N-1A, No. 811-21460) of Pioneer Series Trust II, and to the incorporation by reference of our reports, dated January 27, 2021, on Pioneer Select Mid Cap Growth Fund and February 25, 2021, on Pioneer AMT-Free Municipal Fund, included in the Annual Reports to Shareholders for the fiscal year ended November 30, 2020, and December 31, 2020, respectively.

/s/ Ernst & Young LLP

Boston, Massachusetts

March 25, 2021